Exhibit 99.1

Glori Energy Begins AERO Technology Field Injection at its Coke Field

HOUSTON, July 13, 2015 /PRNewswire/ -- Glori Energy Inc. (NASDAQ: GLRI), an energy technology and oil production company focused on enhanced oil recovery using its proprietary AERO System, announced today that it has commenced the nutrient injection phase of AERO implementation at its Coke Field in Wood County, Texas.

"This is a significant mile marker for our company, as we commence AERO field deployment at our first major Glori-owned and operated oil field," said Stuart Page, Glori President and Chief Executive Officer. "Based on performance data from AERO client projects, we expect to observe the initial responses at the Coke Field within two to four months."

Glori's patented AERO system, which was developed in collaboration with Statoil of Norway, works by injecting a proprietary mix of nutrients into water drive or waterflood sandstone reservoirs. The nutrients "feed" and stimulate microorganisms living in the reservoir, and their increased activity improves the water sweep and the flow of oil through the reservoir to the wellbore. AERO technology has been commercially deployed by Glori with various exploration and production clients in the U.S. and Canada and with Petrobras in Brazil.

The Coke Field is part of Glori's ongoing strategy to acquire mature producing oil properties that have significant amounts of remaining oil and advantageous characteristics for the AERO System to increase production and recover that residual oil. Typically only one-third of oil discovered in a reservoir is recoverable using conventional technologies; Glori's unique microbial enhanced oil recovery technology can potentially recover an additional 20% of the remaining oil at a cost of less than $10 per incremental barrel produced.

"We will initially implement AERO at the Coke Field utilizing a recently drilled injection well. Ultimately, we expect to utilize up to five injectors to maximize production and oil recovery," Page said. "The next injection well is currently scheduled for the fourth quarter, with the remaining injectors planned for 2016. Once fully implemented, we believe AERO will ultimately yield an additional 7 million barrels of oil over the life of the field through a combination of decreasing the existing decline curve and increasing production," he said.

ABOUT GLORI ENERGY INC.

Glori Energy is a Houston-based energy technology and oil production company that deploys its proprietary AERO technology to increase the amount of oil that can be produced from conventional oil fields. Glori owns and operates oil fields onshore U.S. and additionally provides its technology as a service to E&P companies globally. Only one-third of all oil discovered in a typical reservoir is recoverable using conventional technologies; the rest remains trapped in the rock. Glori's proprietary AERO System recovers residual oil by stimulating a reservoir's native microorganisms to sustainably increase the ultimate recovery at a low cost. For more information, visit www.GloriEnergy.com.

Glori Energy Contact
Victor M. Perez
Chief Financial Officer
713-237-8880
ir@glorienergy.com

Investor Relations Counsel
Lisa Elliott/ Anne Pearson
Dennard-Lascar Associates
713-529-6600
lelliott@DennardLascar.com
apearson@DennardLascar.com

Media Contact
Meredith Frazier
BIGfish Communications for Glori Energy
513-402-8833
Meredith@bigfishpr.com